EXHIBIT 11.0

                   STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                Years Ended
                                                                December 31,
                                                             -------------------


(in thousands, except per share amounts)                       2002       2001
                                                             --------   --------
Net income                                                   $229,230   $104,467
                                                             --------   --------
Weighted average common shares outstanding                    101,753     76,728
Earnings per common share                                       $2.25      $1.36
                                                             ========   ========
Total weighted average common shares outstanding              101,753     76,728
Additional dilutive shares using ending value for the
    period when utilizing the Treasury stock method
    regarding stock options                                     1,312      1,327
                                                             --------   --------
Total shares for fully diluted earnings per share             103,065     78,055
Fully diluted earnings per common share and common
    share equivalents                                           $2.22      $1.34
                                                             ========   ========